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                                                                    Exhibit 23.1


The Board of Directors and Stockholders
Viatel, Inc.:

                  We consent to incorporation by reference in the registration statement No. 333-15155 on Form S-8 and in the registration statement No. 333-16671 on Form S-8 of Viatel, Inc. of our report dated February 26, 1999, relating to the consolidated balance sheets of Viatel, Inc. and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1998, which appears in the March 17, 1999 report on Form 8-K of Viatel, Inc.


                                                    /s/ KPMG LLP

New York, New York
March 17, 1999